Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of December 27, 2010, by and between Noodles & Company, a Delaware corporation (the “Company”), and Keith Kinsey, an individual (the “Executive”).

INTRODUCTION

1.                                      The Company currently employs the Executive as its Chief Financial Officer and Chief Operating Officer.

2.                                      On the date hereof, the Company has consummated those transactions set forth in that certain Agreement and Plan of Merger, dated as of November 26, 2010, by and among Catterton-Noodles, LLC, a Delaware limited liability company, Argentia Private Investments Inc.(as assignee of Red Isle Private Investments, Inc.), a corporation incorporated pursuant to the Canada Business Corporations Act (collectively with Catterton-Noodles, LLC, the “Investors”), CP/PSP Merger Sub, Inc., a Delaware corporation that is 100% owned by the Investors, the Company, and David R. Duncan solely in his capacity as the initial Stockholder Representative thereunder (the “Merger Agreement”).

3.                                      In connection with the Closing (as defined in the Merger Agreement), the Company wishes to employ the Executive pursuant to the terms set forth herein.

4.                                      The Executive desires to be employed by the Company, pursuant to the terms and conditions set forth herein.

AGREEMENT

In consideration of the premises and mutual promises herein below set forth, the parties hereby agree as follows:

1.                                      Employment Period

The term of the Executive’s employment by the Company pursuant to this Agreement (the “Employment Period”) shall commence on the date hereof (the “Effective Date”) and shall continue for a period of three (3) years (the “Initial Term”) unless earlier terminated pursuant to an event described in Section 5.  Unless earlier terminated, the Employment Period shall automatically renew at the end of the Initial Term and on each anniversary thereafter for a period of one (1) year unless either party shall give written notice of cancellation to the other party not later than ninety (90) days prior to the end of the Initial Term or anniversaries thereof.

2.                                      Employment

(a)                                 Title;  Duties;  Board Membership.  The Executive shall serve as Chief Financial Officer and Chief Operating Officer of the Company during the Employment Period, and the Executive hereby accepts such employment.  The duties assigned and authority granted to the Executive shall be as determined by the Company’s Board of Directors (the “Board”) from time to time, and such duties shall be consistent with the Executive’s position and status as Chief Financial Officer and Chief Operating Officer.  The Executive also shall serve as a member of the Board during the Employment Period.  The Executive agrees to perform his duties for the Company diligently, competently, and in a good faith manner.

(b)                                 Exclusive Employment.  During the Employment Period, the Executive shall devote his full business time to his duties and responsibilities set forth above, and may not, without the prior written consent of the Board or its designee, operate, participate in the management, board of directors, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Company); provided, however, that the Executive may (i) engage in civic and charitable activities, (ii) participate in industry associations, deliver lectures, fulfill speaking engagements or teach at educational institutions, (iii) make and maintain outside personal investments, (iv) serve on all boards of directors that the Executive serves on as of immediately prior to the Effective Date, and any other boards of directors consented to in writing by the Board (which consent shall not be unreasonably withheld or delayed) and (v) engage in any and all activities that the Executive is engaged in immediately prior to the Effective Date (and any and all activities that are of a substantially similar nature to such activities), provided that none of the foregoing activities and service significantly interfere with the Executive’s performance of his duties hereunder.

3.                                      Compensation

(a)                                 Base Salary.  The Executive shall be entitled to receive a base salary from the Company during the Employment Period at the rate of Three Hundred Sixty Nine Thousand and Seven Dollars ($369,007) per year.  The Executive’s base salary shall be reviewed annually by the Board, and may be increased (but not decreased).  The Base Salary shall be paid in accordance with the Company’s payroll procedures as in effect from time-to-time.

(b)                                 Annual Bonus.  The Executive shall be eligible to receive an annual bonus for each calendar year during the Employment Period in an amount targeted at seventy-five percent (75%) of the Executive’s then-effective annual base salary (the “Annual Bonus”), contingent upon the Executive achieving certain targeted goals that will be mutually agreed to by the Board and the Executive no later than 90 days after the commencement of such calendar year.  The Executive shall be eligible to receive an Annual Bonus in excess of the targeted Annual Bonus if Company performance exceeds 100% of the targeted goals, and Annual Bonuses below the target amount shall be payable if actual performance at least equals a minimum threshold, each as approved by the Board in consultation with the Executive at the time the annual performance goals are established as provided in the immediately-preceding sentence.  Notwithstanding the foregoing, for calendar year 2010, the Annual Bonus shall be determined based on the plan in effect prior to the Effective Date, and (i) fifty percent (50%) of the Annual Bonus, based on the estimate of such Annual Bonus in accordance with the provisions of the resolutions of the Board dated November 26, 2010, shall be paid to the Executive no later than December 31, 2010, and (ii) the remaining portion of such Annual Bonus (determined based on actual performance, and offset by the prior payment) shall be paid promptly following the closing of the accounting books for calendar year 2010, and in all events no later than March 15, 2011.  Subject to the immediately-preceding sentence, any Annual Bonus to which the Executive may be entitled under this Section 3(b) shall be paid in cash in the form of a lump sum as soon as practicable following the completion of the financial audit for the applicable fiscal year, and in no event later than April 30 after the end of the fiscal year to which such Annual Bonus relates.  Whether and to what degree the Executive has met the performance goals described in this Section 4(b) shall be determined by the Board in its reasonable discretion in accordance with the applicable bonus/performance goals document for that bonus year described in the first sentence of this Section 4(b) and consistent with past practices.

(c)                                  Stock Option Grant.  Effective as of the Effective Date, the Company shall grant the Executive nonqualified stock options with respect to 1,020,000 shares of the Company’s common stock.  The terms of such options shall be as set forth in the applicable plan document and award agreement, which shall control in the event of a conflict with this Agreement.

4.                                      Other Benefits; Location

(a)                                 Insurance.  During the Employment Period, the Executive and the Executive’s dependents shall be eligible for coverage under the group insurance plans made available from time to time to Company’s executive employees. The premiums for the coverage of the Executive and the Executive’s dependents under that plan shall be paid by the Company pursuant to the formula in place for other executive employees covered by Company’s group insurance plans.

(b)                                 Savings and Retirement Plans.  During the Employment Period, the Executive shall be entitled to participate in all other savings and retirement plans, practices, policies and programs, in each case on terms and conditions no less favorable than the terms and conditions generally applicable to the Company’s other executive employees.

(c)                                  Vacation.  During the Employment Period, the Executive shall be entitled to an annual vacation pursuant to the Company’s Time Away From Work policy, as in effect from time to time.

(d)                                 Miscellaneous Benefits.  During the Employment Period, the Executive shall receive all fringe benefits that the Company may from time to time make available generally to its executive employees (including to have full time use of a Company provided car, and related benefits, of a substantially similar nature and upon terms and conditions substantially similar to the Company’s Leased Auto Policy that is in effect immediately prior to the Effective Date).

(e)                                  Reimbursement of Expenses.  The Company shall promptly reimburse the Executive for all reasonable out of pocket travel, entertainment, and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his responsibilities or services under this Agreement upon the submission of appropriate documentation pursuant to the Company’s policies in effect from time to time.

5.                                      Termination

(a)                                 Termination by the Company with Cause.  Upon written notice to the Executive, the Company may terminate the Executive’s employment for Cause (as defined below).  In the event that the Executive’s employment is terminated for Cause, the Executive shall receive from the Company payments for (i) any and all earned and unpaid portion of his then-effective base salary (on or before the first regular payroll date following the Date of Termination in accordance with applicable law); (ii) any and all unreimbursed business expenses (in accordance with the Company’s reimbursement policy); (iii) any and all accrued and unused vacation time through the Date of Termination (on or before the first regular payroll date following the Date of Termination in accordance with applicable law); (iv) any unpaid portion of the Annual Bonus from a prior year, payable when other senior executives receive their annual bonuses for such year, and in no event later than March 15 of the year following the year for which the Annual Bonus was earned; and (v) any other benefits the Executive is entitled to receive as of the Date of Termination under the employee benefit plans of the Company, less standard withholdings (items (i) through (v) are hereafter referred to as “Accrued Benefits”).  Except for the Accrued Benefits or as required by law, after the Date of Termination, the Company shall have no obligation to make any other payment, including severance or other compensation of any kind on account of the Executive’s termination of employment or to make any payment in lieu of notice to the Executive in the event of a termination pursuant to this Section 5(a).  Except as required by law or as otherwise provided herein, all benefits provided by the Company to the Executive under this Agreement or otherwise shall cease as of the Date of Termination in the event of a termination pursuant to this Section 5(a).

(b)                                 Termination by the Company Without Cause.  The Company may, at any time and without prior written notice, terminate the Executive’s employment without Cause.  For purposes of this Section 5(b), if the Company declines to extend the then-current Employment Period pursuant to Section 1, such nonextension shall be deemed a termination without Cause upon the end of the Employment Period.  In the event that the Executive’s employment with the Company is terminated without Cause, the Executive shall receive the Accrued Benefits.  In addition, the Executive shall be entitled to receive from the Company the following:  (i) severance payments totaling one and one-half times his then-effective base salary, paid in equal installments according to the Company’s regular payroll schedule over the eighteen (18) months following the Date of Termination (the “Severance Period”), (ii) a pro rata portion of the Annual Bonus for the year in which the Date of Termination occurs, based on year-to-date performance as determined by the Board in good faith, payable when other senior executives receive their annual bonuses for such year, and in no event later than March 15 of the year following the year in which the Date of Termination occurs; and (iii) an amount equal to the “COBRA” premium for as long as the Executive and, if applicable, the Executive’s dependents are eligible for COBRA, subject to a maximum of 18 months.  The Executive’s entitlement to the severance payments and benefits in the foregoing sentence is conditioned on (A) the Executive’s executing and delivering to the Company of a mutual release of claims substantially in the form attached hereto as Exhibit A within forty-five (45) days following the Date of Termination, and on such release becoming effective, and (B) the Executive’s compliance with the restrictive covenants set forth in Sections 7, 8 and 9.  Except as specifically provided in this Section 5(b) or in another section of this Agreement, or except as required by law, all benefits provided by the

Company to the Executive under this Agreement or otherwise shall cease as of the Date of Termination in the event of a termination pursuant to this Section 5(b).

(c)                                  Termination by the Executive for Good Reason.  The Executive may voluntarily terminate his employment with the Company and receive the severance payments, bonus payments, and other benefits detailed in Section 5(b) following the occurrence of an event constituting Good Reason (as defined below) that has not been cured by the Company within the timeframe specified in the definition of Good Reason.

(d)                                 Voluntary Termination.  If the Executive terminates employment with the Company without Good Reason, the Executive agrees to provide the Company with thirty (30) days’ prior written notice.  In the event that the Executive’s employment is terminated under this Section 5(d), the Executive shall receive from the Company payment for all Accrued Benefits described in Section 5(a) above at the times specified in Section 5(a) above.  Except as required by law, after the Date of Termination, the Company shall have no obligation to make any other payment, including severance or other compensation, of any kind to the Executive on account of the Executive’s termination of employment pursuant to this Section 5(d).

(e)                                  Termination Upon Death or Disability.  If the Executive’s employment is terminated as a result of death or Disability prior to the expiration of the Employment Period, the Executive (or the Executive’s estate, or other designated beneficiary(s) as shown in the records of the Company in the case of death) shall be entitled to receive from the Company (i) payment for the Accrued Benefits described in Section 5(a) above at the times specified in Section 5(a) above, and (ii) a portion of the Annual Bonus that the Executive would have been eligible to receive for days employed by the Company in the year in which the Executive’s death or Disability occurs, determined by multiplying (x) the Annual Bonus based on the actual level of achievement of the applicable performance goals for such year, by (y) a fraction, the numerator of which is the number of days up to and including the Date of Termination in the year in which the Date of Termination occurs, and the denominator of which is 365, such amount to be paid in the same time and the same form as the Annual Bonus otherwise would be paid.  Except as required by law, after the Date of Termination, the Company shall have no obligation to make any other payment, including severance or other compensation, of any kind to the Executive (or the Executive’s estate, or other designated beneficiary(s), as applicable) upon a termination of employment by death or Disability.

(f)                                   Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below.

(A)                               “Cause” shall mean the Executive (i) commits a material breach of any material term of this Agreement or any material Company policy or procedure of which the Executive had prior knowledge; provided that if such breach is curable in not longer than 30 days (as determined by the Board in its reasonable discretion), the Company shall not have the right to terminate the Executive’s employment for cause pursuant hereto unless the Executive, having received written notice of the breach from Company specifically citing this Section 5(f)(A), fails to cure the breach within a reasonable time; (ii) is convicted of, or pleads guilty or nolo contendere to, a felony (other than a traffic-related felony) or any other crime involving dishonesty or moral turpitude; (iii) willfully engages in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; or (iv) fails to cure, within 30 days after receiving written notice from Company specifically citing this Section 5(f)(A), any material injury to the economic or ethical welfare of Company caused by Executive’s gross malfeasance, misfeasance, misconduct or inattention to the Executive’s duties and responsibilities under this Agreement.

No act or failure to act on the part of the Executive shall be considered “willful” for purposes hereof unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s act or omission was in the best interests of Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Company.

If the Company desires to terminate the Executive’s employment for Cause pursuant to this Section 5(f)(A), the cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board (not including the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the opinion of the Board, acting in good faith, a reasonable factual basis exists for the conclusion that Executive is guilty of the conduct described in this Section 5(f)(A) and specifying the particulars thereof in detail.

(B)                               “Date of Termination” shall mean (i) if the Executive is terminated by the Company for Disability, thirty (30) days after written notice of termination is given to the Executive (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such 30-day period);  (ii) if the Executive’s employment is terminated by the Company for any other reason, the date on which a written notice of termination is given or such other date specified in the notice, specifying in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment is given, and in the case of termination for Cause, after compliance with the notice and cure provisions in the definition of Cause; (iii) if the Executive terminates employment for Good Reason, the date of the Executive’s resignation;  provided that the notice and cure provisions in the definition of Good Reason have been complied with; (iv) if the Executive terminates employment for other than a Good Reason, the date specified in the Executive’s notice in compliance with Section 5(d); or (v) in the event of the Executive’s death, the date of death.

(C)                               “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness, which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative.

(D)                               “Good Reason” shall mean, in the absence of a written consent of the Executive: (i) a significant adverse and non-temporary change, diminution or reduction, for any reason, in the Executive’s current authority, title, reporting relationship or duties as Chief Financial Officer and Chief Operating Officer, excluding for this purpose any action not taken in bad faith and that is remedied by the Company not more than thirty (30) days after receipt of written notice thereof given by Executive; (ii) the Executive’s removal from the position of Chief Financial Officer and Chief Operating Officer of the Company or the Executive’s removal from or failure to be elected to membership on the Board; (iii) a reduction in the Base Salary or the target Annual Bonus; (iv) a material reduction in employee welfare and retirement benefits applicable to the Executive, other than any reduction in employee welfare and retirement benefits generally applicable to Company employees or as equally applied to executives in connection with an extraordinary decline in the Company’s fortunes; (v) a reduction in the indemnification protection provided to the Executive by contract or within the Company’s organizational documents; (vi) the Board continuing, after reasonable notice from Executive, to direct Executive either: (I) to take any action that in the Executive’s good-faith, considered and informed judgment violates any applicable legal or regulatory requirement, or (II) to refrain from taking any action that in the Executive’s good-faith, considered and information judgment is mandated by any applicable legal or regulatory requirement; (vi) the Board requiring the Executive to relocate outside of the Denver or Boulder, Colorado metropolitan area; or (vii) a material breach by the Company of this Agreement.

If circumstances arise giving the Executive the right to terminate this Agreement for Good Reason, the Executive shall within ninety (90) days notify the Company in writing of the existence of such circumstances, specifically citing this Section 5(f)(D), and the Company shall have thirty (30) days from receipt of such notice within which to investigate and remedy the circumstances, after which thirty (30) days the Executive shall have an additional 60 days within which to exercise the right to terminate for Good Reason.  If the Executive does not timely do so the right to terminate for Good Reason shall lapse and be deemed waived, and the Executive shall not thereafter have the right to terminate for Good Reason unless further circumstances occur giving rise independently to a right to terminate for Good Reason under this Section 5(f)(D).

(g)                                  Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive under this Section 5 (other than in the case of death) shall be communicated by a written notice (the “Notice of Termination”) to the other party hereto, indicating the specific termination provision in this Agreement relied upon, setting forth as appropriate in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of Termination which notice shall be delivered within the time periods set forth in the various subsections of this Section 5, as applicable (the “Notice Period”);  provided, however, that the Company may pay to the Executive all base salary, benefits and other rights due to the

Executive during the Notice Period instead of employing the Executive during such Notice Period.

6.                                      Call Option and Put Option for Rolled Over Shares.

(a)                                 If the Date of Termination precedes a Qualifying IPO, as defined below, then following the termination of the Executive’s employment with the Company for any reason (subject to the time limitations set forth in Section 6(c)), the Company shall have a call option and the Executive shall have a put option as to any or all of the Company stock then owned by Executive that was acquired by the Executive on the Effective Date as a result of the consummation of the transactions contemplated by the Merger Agreement or any shares of Company stock subsequently received in exchange therefor (which, for the avoidance of doubt, shall not include any shares of the Company stock acquired by the Executive after the Effective Date whether by exercise of stock options or otherwise) (collectively, the “Rolled Over Shares”).  For purposes of this Agreement, “Qualifying IPO” shall mean an initial public offering of ten percent (10%) or more of the common stock of the Company on a fully-diluted basis, after giving effect to the transaction, whether the Qualifying IPO is for the Company’s account or for the account of any other security holder.

(b)                                 Any purchase of the Executive’s Rolled Over Shares pursuant to Section 6(a) shall be at the “Fair Value” of such purchased Rolled Over Shares, as determined in good faith by the Board of Directors as of the proposed date of closing of the purchase of such Rolled Over Shares (excluding the application of any minority, marketability or other discounts); provided, however, that if the Executive does not agree with the Fair Value established by the Board of Directors, the Executive shall within ten (10) business days of receiving the Board of Directors’ valuation pursuant to Section 6(c) provide written notice to the Company of such disagreement and any such disagreement shall be submitted for resolution to an independent appraiser mutually agreeable to the Company and the Executive and such independent appraiser shall, within twenty (20) business days of being engaged, make a final and binding determination of the Fair Value of such Rolled Over Shares.  The fees and expenses of any such independent appraiser shall be borne 50% by the Company and 50% by the Executive.

(c)                                  The party exercising any option under Section 6(a) shall, within 90 days of the Date of Termination, provide the other party with written notice of its election that includes a statement setting forth the number of Rolled Over Shares to be purchased.  Within ten (10) business days of the electing party delivering its exercise election, the Company shall send the Executive a statement reflecting a detailed calculation of (and supporting documentation for) the Fair Value of the Rolled Over Shares as determined by the Board of Directors in accordance with Section 6(b) above.

(d)                                 Within twenty (20) business days after the Fair Value is finally determined pursuant to Section 6(b), the Company shall deliver to the Executive or the Executive’s estate or legal representative, if applicable, immediately available funds, or by such other alternative payment means as may be reasonably requested by the Executive or the Executive’s estate or legal representative, if applicable; provided that in its reasonable discretion the Company shall have the right to deliver up to one half of the purchase price by means of a promissory note in favor of the Executive or the Executive’s estate or legal representative, if applicable, providing for the payment of the remaining purchase price in one or more installments over a period of no more than 12 months, with interest to accrue on any unpaid principal at the daily London Inter Office Bank Offering Rate (“LIBOR”) as of the day before the day of closing, plus 3%.  The promissory note shall be secured by the appropriate portion of the Rolled Over Shares purchased by means of the promissory note.  The Executive or the Executive’s estate or legal representative, if applicable, shall promptly, following receipt of the purchase price therefore, deliver to the Company such documentation as the Company may reasonably request to effect the transfer thereof, and the Executive hereby irrevocably appoints, which appointment shall be binding on his estate or legal representatives, the Company as the Executive’s attorney-in-fact to take any action and to execute any instrument necessary to transfer any portion of the Rolled Over Shares so purchased.  If the Executive or the Executive’s estate or legal representative, if applicable, fails to deliver to the Company any portion of the Rolled Over Shares so purchased, then the Company may, at its option, in addition to all other remedies that it may have, cancel on its books such portion of the Rolled Over Shares so purchased and not delivered, and thereupon all of the rights of the Executive or the Executive’s estate or legal representative therein and thereto shall terminate.

(e)                                  If (i) the Company has elected its call option pursuant to Section 6(a), (ii) a Change in Control (as defined below) or a Qualified IPO occurs within twelve months after the Date of Termination and (iii) the per share value of the Company’s stock determined in connection with such Change in Control or such Qualified IPO exceeds the Fair Value (on a per share basis) finally determined in accordance with Section 6(b), then the Company agrees to, immediately upon closing of such Change in Control or Qualified IPO, pay the Executive immediately available funds in an amount equal to the product of (x) the excess of the per share value of the Company’s stock determined in connection with such Change in Control or such Qualified IPO over the Fair Value (on a per share basis) finally determined in accordance with Section 6(b), multiplied by (y) the number of Rolled Over Shares purchased by the Company pursuant to Sections 6(a) through (d).  In addition, the Company agrees that any obligations it may have under a promissory note issued pursuant to Section 6(c) hereof shall accelerate in full upon the consummation of the earlier of a Change in Control or a Qualified IPO.  A “Change in Control” shall mean any of the following events:  (i) a merger or consolidation of the Company with, or an acquisition of the Company or all or substantially all of its assets by, any other entity, other than a merger, consolidation or acquisition in which the individuals who constitute a majority of the members of the board of directors of the Company immediately prior to such transaction continue to constitute a majority of the board of directors of the surviving corporation (or, in the case of an acquisition involving a holding company, constitute a majority of the board of directors of the holding company) for a period of not less than twelve (12) months following the closing of such transaction; (ii) when any person or entity or group of persons or entities (other than any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any one or more of the present stockholders of the Company or their affiliates) either related or acting in concert becomes after the date hereof the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Company representing more than fifty percent (50%) of the total number of votes that may be cast for the election of directors of the Company; (iii) the entities managed by Catterton Management Company, LLC shall have disposed of more than fifty percent (50%) of their interests in Catterton-Noodles LLC as of the Effective Date (other than to other entities managed by Catterton Management Company, LLC or an affiliate), or Catterton-Noodles LLC shall have disposed of more than fifty percent (50%) of its interests in the Company as of the Effective Date (other than to entities managed by Catterton Management Company, LLC or an affiliate); or (iv) a complete liquidation of the Company or a sale or disposition of all or substantially all of its assets.

7.                                      Non-Competition; General Provisions Applicable to Restrictive Covenants

(a)                                 Covenant not to Compete.  For the duration of the Employment Period and for eighteen (18) months thereafter, the Executive shall not, directly or indirectly, own any interest in, manage, control, participate in, consult with, render services for, or be employed in an executive, managerial or administrative capacity by any entity engaged in the fast or quick-casual restaurant business in North America that derives 20% or more of its revenues from the sale of noodles or pasta dishes (a “Competing Business”). Nothing herein shall prohibit the Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.  In addition, this Section 6(a) shall not apply if the Company terminates the Executive’s employment for Cause, unless such Cause is due to the Executive’s violation of a provision of this Section 7(a) or of Section 9(a).

(b)                                 Specific Performance.  The Executive recognizes and agrees that a violation by him of his obligations under this Section 7, or under Section 8, or subparts (a) or (d) of Section 9 may cause irreparable harm to the Company that would be difficult to quantify and that money damages may be inadequate.  As such, the Executive agrees that the Company shall have the right to seek injunctive relief (in addition to, and not in lieu of any other right or remedy that may be available to it) to prevent or restrain any such alleged violation without the necessity of posting a bond or other security and without the necessity of proving actual damages.  However, the foregoing shall not prevent the Executive from contesting the Company’s request for the issuance of any such injunction on the grounds that no violation or threatened violation of the aforementioned Sections has occurred and that the Company has not suffered irreparable harm.  If a court of competent jurisdiction determines that the Executive has violated the obligations of any covenant for a particular duration, then the Executive agrees that such covenant will be extended by that duration.

(c)                                  Scope and Duration of Restrictions.  The Executive expressly agrees that the character, duration and geographical scope of the restrictions imposed under this Section 7, and under Section 8, and all of Section 9 are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed.  However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of any of the covenants contained herein is unreasonable in light of the circumstances as they then exist, then it is the intention of both the Executive and the Company that such covenant shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Executive which are reasonable in light of the circumstances as they then exist and necessary to assure the Company of the intended benefit of such covenant.

8.                                      Confidentiality Covenants

The Executive acknowledges that the confidential business information generated by the Company and its subsidiaries, whether such information is written, oral or graphic, including, but not limited to, financial plans and records, marketing plans, business strategies and relationships with third parties, present and proposed products, present and proposed patent applications, trade secrets, information regarding customers and suppliers, strategic planning and systems and contractual terms obtained by the Executive while employed by the Company and its subsidiaries concerning the business or affairs of the Company or any subsidiary of the Company (collectively, the “Confidential Information”) is the property of the Company or such subsidiary.  The Executive agrees that he shall not disclose to any Person or use for the Executive’s own purposes any Confidential Information or any confidential or proprietary information of other Persons in the possession of the Company and its subsidiaries (“Third Party Information”), without the prior written consent of the Board, unless and to the extent that (i) the Confidential Information or Third Party Information becomes generally known to and available for use by the public, other than as a result of the Executive’s acts or omissions or (ii) the disclosure of such Confidential Information is required by law, in which case the Executive shall give notice to and the opportunity to the Company to comment on the form of the disclosure and only the portion of Confidential Information that is required to be disclosed by law shall be disclosed.

9.                                      Other Covenants

(a)                                 Non-Solicitation.  For the duration of the Employment Period and for twelve (12) months thereafter, other than in the course of performing his duties, the Executive shall not, directly or indirectly through another person, induce or attempt to induce any employee of the Company or any of its subsidiaries at the vice president level of above to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any of its subsidiaries and any such employee.  In addition, this Section 9(a) shall not apply if the Company terminates the Executive’s employment for Cause, unless such Cause is due to the Executive’s violation of a provision of Section 7(a) or of this Section 9(a).

(b)                                 Compliance with Company Policies.  The Executive agrees that, during the Employment Period, he shall comply in all material respects with the Company’s employee manual and other policies and procedures reasonably established by the Company from time to time, including but not limited to policies addressing matters such as management, supervision, recruiting and diversity.

(c)                                  Cooperation.  For a period of eighteen (18) months following the end of the Employment Period, the Executive shall, upon the Company’s reasonable request and in good faith and with the Executive’s commercially reasonable efforts and subject to the Executive’s reasonable availability, cooperate and assist the Company in any dispute, controversy, or litigation in which the Company may be involved and with respect to which the Executive obtained knowledge while employed by the Company or any of its affiliates, successors, or assigns, including, but not limited to, participation in any court or arbitration proceedings, giving of testimony, signing of affidavits, or such other personal cooperation as counsel for the Company shall request.  Any such activities shall be scheduled, to the extent reasonably possible, to accommodate the Executive’s business and personal obligations at the time.  The Company shall pay the Executive’s reasonable travel and incidental out-of-pocket expenses incurred in connection with any such cooperation.

(d)                                 Return of Business Records and Equipment.  Upon termination of the Executive’s employment hereunder, the Executive shall promptly return to the Company:  (i) all documents, records, procedures, books, notebooks, and any other documentation in any form whatsoever, including but not limited to written, audio, video or electronic, containing any information pertaining to the Company which includes Confidential Information, including any and all copies of such documentation then in the Executive’s possession or control regardless of whether such documentation was prepared or compiled by the Executive, Company, other employees of the Company, representatives, agents, or independent contractors, and (ii) all equipment or tangible personal property entrusted to the Executive by the Company.  The Executive acknowledges that all such documentation, copies of such documentation, equipment, and tangible personal property are and shall at all times remain the sole and exclusive property of the Company.

10.                               Nondisparagement.  During the Executive’s employment with the Company and thereafter (unless Executive’s employment was terminated by the Company without Cause or by the Executive for Good Reason and, in either case, the Company shall have materially breached any of its obligations under Sections 5(b) or (c)), the Executive, agrees, to the fullest extent permissible by law, not intentionally to make, directly or indirectly, any public or private statements, gestures, signs, signals or other verbal or nonverbal, direct or indirect communications that the Executive, using reasonable judgment, should have known would be harmful to or reflect negatively on the Company or are otherwise disparaging of the Company or its past, present or future officers, board members, employees, shareholders, and their affiliates.  During the Executive’s employment with the Company and thereafter, the Board agrees that neither the Company nor any of its controlling stockholders, directors, officers, employees or representatives will intentionally make, directly or indirectly, any public or private statements, gestures, signs, signals or other verbal or nonverbal, direct or indirect communications that any such disclosing person, using reasonable judgment, should have known would be harmful to or reflect negatively on the Executive or are otherwise disparaging of the Executive.  Nothing in this Section 10 shall prohibit either party from truthfully responding to an accusation from the other party or require either party to violate any subpoena or law.

11.                               Governing Law.  This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the internal laws of the State of Colorado, without reference to principles of law that would apply the substantive law of another jurisdiction.

12.                               Entire Agreement.  This Agreement, together with the agreement granting to the Executive the stock options specified in Section 3(c), constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels any and all previous agreements, written and oral, regarding the subject matter hereof (including, without limitation, the Executive Employment Agreement dated June 21, 2007).  This Agreement shall not be changed, altered, modified or amended, except by a written agreement that (i) explicitly states the intent of both parties hereto to supplement this Agreement and (ii) is signed by both parties hereto.

13.                               Notices.  All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been sufficiently given if personally delivered or if sent by registered or certified mail, return receipt requested to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid, and shall be deemed received upon actual receipt:

(a)                                 to the Company at:

c/o Catterton Management Company, LLC
599 West Putnam Avenue, Suite 200
Greenwich, CT 06830
Facsimile:  (203) 629-4903
Attention:  Andrew C. Taub

with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention: Steven Shoemate, Esq.
Facsimile: (212) 351-5316

(b)                                 to the Executive at:

Keith Kinsey
13957 Lexington Place
Westminster, CO 80023

with a copy to:

Hogan Lovells US LLP
One Tabor Center, Suite 1500

1200 Seventeenth Street
Denver, CO 80202

Attention: Paul Hilton, Esq.
Facsimile: (303) 899-7333

14.                               Severability.  If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.                               Waiver.  The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect.  Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

16.                               Successors and Assigns.  This Agreement shall be binding upon the Company and any successors and assigns of the Company, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business.  In the event that the Company sells or transfers all or substantially all of the assets of the Company, or in the event of any merger or consolidation of the Company, the Company shall use reasonable efforts to cause such assignee, transferee, or successor to assume the liabilities, obligations and duties of the Company hereunder.  Notwithstanding the foregoing, if for any reason an assignee, transferee, or successor does not assume the full extent of the Company’s liabilities, obligations and duties of the Company hereunder, such event or nonoccurence shall trigger a termination without Cause under this Agreement.  Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive; provided, however, that this provision shall not preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude his executor or administrator from assigning any right hereunder to the person or persons entitled hereto.

17.                               Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

18.                               Headings.  Headings in this Agreement are for reference only and shall not be deemed to have any substantive effect.

19.                               Opportunity to Seek Advice; Warranties and Representations.  The Executive acknowledges and confirms that he has had the opportunity to seek such legal, financial and other advice and representation as he has deemed appropriate in connection with this Agreement.  The Executive hereby represents and warrants to the Company that he is not under any obligation of a contractual or quasi-contractual nature known to him that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair the performance by the Executive of his obligations hereunder.

20.                               Withholdings.  All salary, severance payments, bonuses or benefits provided by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

21.                               Section 409A.  The parties intend that any compensation, benefits and other amounts payable or provided to the Executive under this Agreement be paid or provided in compliance with Section 409A of the Internal Revenue Code and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”) such that there will be no adverse tax consequences, interest, or penalties for the Executive under Section 409A as a result of the payments and benefits so paid or provided to him.  The parties agree to modify this Agreement, or the timing (but not the amount) of the payment hereunder of severance or other compensation, or both, to the extent necessary to comply with and to the extent permissible under Section 409A.  In addition, notwithstanding anything to the contrary contained in any other provision of this Agreement, the payments and benefits to be provided the Executive under this Agreement shall be subject to the provisions set forth below.

(a)                                 The date of the Executive’s “separation from service,” as defined in the regulations issued under Section 409A, shall be treated as Executive’s Date of Termination for purpose of determining the time of payment of any amount that becomes payable to the Executive pursuant to Section 5 hereof upon the termination of his employment and that is treated as an amount of deferred compensation for purposes of Section 409A.

(b)                                 In the case of any amounts that are payable to the Executive under this Agreement, or under any other “nonqualified deferred compensation plan” (within the meaning of Section 409A) maintained by the Company in the form of installment payments, (i) the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments under Treas. Reg. §1.409A-2(b)(2)(iii), and (ii) to the extent any such plan does not already so provide, it is hereby amended as of the date hereof to so provide, with respect to amounts payable to the Executive thereunder.

(c)                                  If the Executive is a “specified employee” within the meaning of Section 409A at the time of his “separation from service” within the meaning of Section 409A, then any payment otherwise required to be made to him under this Agreement on account of his separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall not be made until the first business day after (i) the expiration of six months from the date of the Executive’s separation from service, or (ii) if earlier, the date of the Executive’s death (the “Delayed Payment Date”).  On the Delayed Payment Date, there shall be paid to the Executive or, if the Executive has died, to the Executive’s estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence.

(d)                                 To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; provided, however, that the foregoing shall not apply to any limit on the amount of any expenses incurred by the Executive that may be reimbursed or paid under the terms of the Company’s medical plan, if such limit is imposed on all similarly situated participants in such plan; (ii) all such expenses eligible for reimbursement hereunder shall be paid to the Executive as soon as administratively practicable after any documentation required for reimbursement for such expenses has been submitted, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred; and (iii) the Executive’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

NOODLES & COMPANY
a Delaware corporation

By:	/s/ Paul A. Strasen

EXECUTIVE:

/s/ Keith Kinsey

[Signature Page to Employment Agreement]

Exhibit A

RELEASE AGREEMENT

1.                                      Executive, individually and on behalf of his heirs and assigns, hereby releases, waives and discharges Company, and all subsidiary, parent or affiliated companies and corporations, and their present, former or future respective subsidiary, parent or affiliated companies or corporations, and their respective present or former directors, officers, shareholders, trustees, managers, supervisors, employees, partners, attorneys, agents, representatives and insurers, and the respective successors, heirs and assigns of any of the above described persons or entities (hereinafter referred to collectively as “Released Parties”), from any and all claims, causes of action, losses, damages, costs, and liabilities of every kind and character, whether known or unknown (“Claims”), that Executive may have or claim to have, in any way relating to or arising out of, in whole or in part, (a) any event or act of omission or commission occurring on or before the Date of Termination, including Claims arising by reason of the continued effects of any such events or acts, which occurred on or before the Date of Termination, or (b) Executive’s employment with Company or the termination of such employment with Company, including but not limited to Claims arising under federal, state, or local laws prohibiting disability, handicap, age, sex, race, national origin, religion, retaliation, or any other form of discrimination, such as the Americans with Disabilities Act, 42 U.S.C.§§ 12101 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; and Title VII of the 1964 Civil Rights Act, as amended, 42 U.S.C. §§ 2000e et seq.; Claims for intentional infliction of emotional distress, tortious interference with contract or prospective advantage, and other tort claims; and Claims for breach of express or implied contract; with the exception of Employee’s vested rights, if any, under Company retirement plans. Executive hereby warrants that he has not assigned or transferred to any person any portion of any claim that is released, waived and discharged above. Executive understands and agrees that by signing this Agreement he is giving up his right to bring any legal claim against any Released Party concerning, directly or indirectly, Executive’s employment relationship with the Company, including his separation from employment, and/or any and all contracts between Executive and Company, express or implied. Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Released Parties, to include all actual or potential legal claims that Executive may have against any Released Party, except as specifically provided otherwise in this Agreement.  This release does not cover Claims relating to the validity or enforcement of this Agreement. Further, Executive has not released any claim for indemnity or legal defense available to him due to his service as a board member, officer or director of the Company, as provided by the certificate of incorporation or bylaws of the Company, or by any applicable insurance policy, or under any applicable corporate law.

2.                                      Company, for itself, its affiliates, and any other person or entity that could or might act on behalf of it including, without limitation, its attorneys (all of whom are collectively referred to as (“Company Releasers”), hereby fully and forever release and discharge Executive, his heirs, representatives, assigns, attorneys, and any and all other persons or entities that are now or may become liable to any Company Releaser, all of whom are collectively referred to as “Executive Releasees,” on account of facts occurring on or before the Date of Termination of and from any and all actions, causes of action, claims, demands, costs and expenses, including

A-1

attorneys’ fees, of every kind and nature whatsoever, in law or in equity, that Company Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring before the Date of Termination; EXCEPT claims and rights arising under any agreement between the Company and Executive or any statutory or common law right relating to the protection of confidential information, assignment of inventions and/or the prevention of unfair solicitation and/or competition; and EXCEPT for any claim relating to or arising from acts or omissions by Executive with respect to which Executive is ineligible for indemnification under the Company’s Certificate of Incorporation and/or bylaws, as applicable. The Company understands and agrees that by signing this Agreement, it is giving up its right to bring any legal claim against Executive released herein, except as otherwise provided in this Agreement.

3.                                      Executive agrees and acknowledges that he: (i) understands the language used in this Agreement and the Agreement’s legal effect; (ii) understands that by signing this Agreement he is giving up the right to sue the Company for age discrimination; (iii) will receive compensation under this Agreement to which he would not have been entitled without signing this Agreement; (iv) has been advised by Company to consult with an attorney before signing this Agreement; and (v) was given no less than twenty-one days to consider whether to sign this Agreement.  For a period of seven days after the effective date of this Agreement, Executive may, in his sole discretion, rescind this Agreement, by delivering a written notice of rescission to the Board. If Executive rescinds this Agreement within seven calendar days after the effective date, this Agreement shall be void, all actions taken pursuant to this Agreement shall be reversed, and neither this Agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective rescission of this Agreement.  If Executive does not rescind this Agreement within seven calendar days after the Effective Date, this Agreement shall become final and binding and shall be irrevocable.

4.                                      Capitalized terms not defined herein have the meaning specified in the Employment Agreement between the Company and the Executive dated December 27, 2010.

A-2